Exhibit 10.9.4


LOEWS CINEPLEX ENTERTAINMENT ANNOUNCES EXTENSION OF BANK WAIVER

NEW YORK & TORONTO--(BUSINESS WIRE)--Nov. 21, 2000--Loews Cineplex Entertainment Corporation (NYSE:LCP; TSE:LCX) today announced that it has entered into an agreement with the syndicate banks that provide funding to the Company under its Senior Secured Revolving Credit Facility to extend from November 24, 2000 through December 8, 2000 the waiver of compliance with various financial covenants under the Credit Facility.

Under the modified terms, the Company will continue to have access to funds under the Credit Facility to meet its anticipated financial obligations during the waiver period. In addition, the waiver provides that the interest rate for those borrowings under the Credit Facility that are subject to the LIBOR option, which are $705 million as of this date, will increase by 1% to LIBOR plus 3 1/2 %.

During the waiver period, the Company and its lending group will continue discussions in order to address the Company's long-term liquidity needs beyond this period. There can, of course, be no assurance that the Company will be able to reach such an agreement with its lenders. If the Company is unsuccessful in its negotiations, the banks could accelerate the maturity of these loans and the Company could face the prospect of a restructuring under bankruptcy proceedings.

Loews Cineplex Entertainment Corporation is one of the world's largest publicly traded theatre exhibition company in terms of revenues and operating cash flow, with 2,960 screens in 376 locations primarily in major cities throughout the United States, Canada, Europe and Asia. Loews Cineplex's divisions include Loews Cineplex United States, Cineplex Odeon Canada and Loews Cineplex International. Loews Cineplex operates theatres under the Loews, Sony, Cineplex Odeon and Europlex names. In addition, the Company is a partner in Magic Johnson Theatres and Star Theatres in the U.S., Yelmo Cineplex of Spain, De Laurentiis Cineplex in Italy, Odeon Cineplex in Turkey and Megabox Cineplex of Korea.

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For More Information:
Loews Cineplex
Mindy Tucker
Corporate Vice President, Strategic Planning
212.833.6073



This press release contains forward-looking statements regarding the Company's results and prospects. Actual results could differ materially from these statements. The forward-looking statements in this press release should be read in conjunction with the factors described in "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations--Factors That May Affect Future Performance" in the Company's Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2000, which, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this press release and in oral statements made by authorized officers of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.